EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

BERKSHIRE BANCORP INC.

Adopted in accordance with the provisions of Section 242
of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of Berkshire Bancorp Inc. (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.           The Certificate of Incorporation of the Corporation is hereby amended by striking out Section 4.1 of Article IV thereof in its entirety and by substituting in lieu thereof the following new Section 4.1:

"4.1 Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is twenty-seven million (27,000,000) shares, of which twenty-five million (25,000,000) shares shall be common stock, par value $.10 per share ("Common Stock"), and two million (2,000,000) shares shall be preferred stock, par value $.01 per share ("Preferred Stock").”

2.           That such amendment has been duly adopted by the written consent of the holders of not less than a majority of the outstanding stock entitled to vote thereon and that prompt written notice of the corporate action has been given to those stockholders who have not consented in writing, all in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

BERKSHIRE BANCORP INC.

Dated: December 15, 2008	By:	/s/ Steven Rosenberg
Name: Steven Rosenberg
Title: President

Signature Page to Certificate of Amendment